                                                 ------------------------------
                                                         OMB APPROVAL
                                                  OMB Number:        3235-0287
                                                  Expires:  September 30, 1998
                                                  Estimated average burden
                                                  hours per response...... 0.5
                                                 ------------------------------

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  FORM 4                         U.S. SECURITIES AND EXCHANGE COMMISSION
 --------                                Washington, D.C. 20549
[_] Check this box if
no longer subject             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
to Section 16. Form 4
or Form 5 obligations      Filed pursuant to Section 16(a) of the Securities
may continue. See             Exchange Act of 1934, Section 17(a) of the
Instruction 1(b).            Public Utility Holding Company Act of 1935 or
                           Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

          Rubin                        Michael                           G.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               1075 First Avenue
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                                   (Street)

                           King of Prussia, PA 19406
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
         Global Sports, Inc. (GSPT)

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3.  IRS or Social Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

         August 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director    X  Officer             X  10% Owner    ___ Other
    ---            ---                    ---
                       (give title below)                      (specify below)

                               Chairman and CEO
                               ----------------
--------------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of           2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   Security              action     action          or Disposed of (D)                Securities           ship          of In-
   (Instr. 3)            Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
                         (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              8/8/00    P             13,500           A     $7.75                             D
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Common Stock             8/15/00    P              1,000           A     $8.00                             D
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Common Stock             8/15/00    P              1,100           A    $7.875                             D
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Common Stock             8/16/00    P                500           A     $7.75                             D
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Common Stock             8/16/00    P                700           A    $7.875                             D
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Common Stock             8/17/00    P                300           A    $7.875                             D
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Common Stock             8/17/00    P              1,000           A     $8.00                             D
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Common Stock             8/18/00    P                600           A     $8.25                             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             8/18/00    P                200           A    $8.125                             D
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Common Stock             8/18/00    P                200           A     $8.00                             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             8/18/00    P                200           A   $7.9375                             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             8/18/00    P                300           A   $8.0625                             D
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Common Stock             8/21/00    P                200           A   $8.0625                             D
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Common Stock             8/21/00    P              1,400           A    $8.125                             D
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Common Stock             8/22/00    P                600           A     $8.00                             D
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Common Stock             8/22/00    P                320           A    $8.125                             D
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Common Stock             8/22/00    P                580           A    $8 .25                             D
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Common Stock             8/22/00    P                100           A   $8.3125                             D
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

-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/23/00       P         200             A                $8.00                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/23/00       P         100             A              $7.9375                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/23/00       P         100             A                $7.75                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/25/00       P         200             A               $8.125                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/25/00       P         100             A                $7.75                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/25/00       P         100             A              $7.9375                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/25/00       P         300             A               $7.875                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/28/00       P         200             A                $8.00                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/28/00       P         100             A              $8.0625                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/28/00       P         100             A              $7.9375                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/29/00       P         300             A               $7.875                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/30/00       P         800             A                $7.75                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/31/00       P         400             A                $7.75                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/31/00       P         100             A                $8.00                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/31/00       P         100             A                $8.25                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/31/00       P         100             A             $8.46875                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/31/00       P         100             A             $8.71875                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/31/00       P         100             A                $8.75                 D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/31/00       P         100             A              $8.8125   8,051,446     D
-------------------------------------------------------------------------------------------------------------------------

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

Remainder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4 and 5)
                                      ative               Year)
                                      Security /(2)/

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect     (Instr.
                               Exer-    tion         Title   Number of                      of               (1)            4)
                               cisable  Date                 Shares /(2)/                   Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

               /s/ Michael G. Rubin                  September 6, 2000
          -------------------------------            ------------------
          **Signature of Reporting Person                   Date

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)